Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports listed below appearing in the information statement of Quality Care Properties, Inc., which is Exhibit 99.1 to Form 10, as amended (File No. 001-37805) filed on October 13, 2016, and appearing in Exhibit 99.1 to Form 8-K filed on October 14, 2016;

Our report dated August 9, 2016 (October 4, 2016 as to the effects of the amended employment agreement and debt financing arrangements disclosed in Note 4) relating to the balance sheet of Quality Care Properties, Inc. as of June 30, 2016.

Our report dated June 17, 2016 (August 9, 2016 as to the effects of the adoption of Financial Accounting Standards Board Accounting Standards Codification Topic No. 842, Leases (“ASC 842”) discussed in Note 3 and the legal name change disclosed in Note 13), relating to the combined consolidated financial statements and financial statement schedules of Quality Care Properties, Inc.’s Predecessor as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the inclusion of allocations of certain operating expenses from HCP, Inc. and subsidiaries and the retrospective adjustment as a result of the adoption of ASC 842.

/S/ DELOITTE & TOUCHE LLP

Los Angeles, CA

October 31, 2016